Exhibit 10.8
Agreement #4998RL1168
SOW #4904RL1344
This Statement of Work (“SOW”) #4904RL1344 adopts and incorporates by reference the terms and conditions of Goods Agreement #4998RL1168 (“Base Agreement” or “BA”) between International Business Machines Corporation (“Buyer”) and Voltaire, Inc. (“Supplier”). This SOW is effective beginning on November 19, 2004 and will remain in effect until November 19, 2007. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the Base Agreement and any applicable Work Authorizations (“WAs”). Any provisions of this SOW that by their nature extend beyond its termination or expiration will remain in effect until fulfilled, and apply to respective successors and assignees. This SOW is not a WA.
Product Unique Attachments and any changes thereto must be in a writing signed by both parties, and the terms of a Product Unique Attachment will apply only to the Products identified in such Product Unique Attachment. The initial Product Unique Attachment is attached hereto as “Product Unique Attachment # 1” and incorporated herein by reference. Subsequent Product Unique Attachments or changes to existing Product Unique Attachments will take effect on the effective date provided therein and will be incorporated herein upon execution by the parties.
1.0 Definitions
“APAR” means the form used to report suspected Problems to Supplier, and to request their resolution.
“APAR Closing Codes” means the established set of codes used to denote the final resolution of an APAR.
“APAR Correction Times” means the objectives that Supplier will achieve for resolution of Problems.
•	“Severity 1” Problems will be resolved by Supplier within seven (7) days of its receipt of the APAR, and Supplier will use best efforts to provide relief to affected Customers within twenty-four (24) hours of Supplier’s receipt of the APAR.

•	“Severity 2” Problem will be resolved by Supplier within fourteen (14) days of its receipt of the APAR;

•	“Severity 3” Problem will be resolved by Supplier within twenty-one (21) days of its receipt of the APAR; and

•	“Severity 4” Problem will be resolved by Supplier within twenty-eight (28) days of its receipt of the APAR.
“Certified Service Product” or “CSP” means Repaired Products. Notwithstanding the relevant “Ongoing Warranties” provision in the BA, CSP may contain used or reconditioned part(s), provided that such part(s) are properly marked as “SERVICEABLE USED PART(S)” as further described in this SOW.
“Consigned Material” means materials that Buyer owns and continues to own that are entrusted to Supplier.
“Customer(s)” mean Buyer’s customer(s)
“Developer Test Systems” means a configuration of installed hardware and software that Supplier maintains which is representative of typical Customer installations for the Product and, at a minimum, contains current and current minus 1 level of the Product and any prerequisite and co-requisite hardware and software specified by Buyer.
“Emergency Order” or “EO” means a WA placed by Buyer for FRUs with a Lead Time not to exceed twenty four (24) hours.
“End of Service” or “EOS” means date when Buyer officially discontinues Customer service and support for a Product. EOS dates are only addressed for the purposes of defining the date through which Supplier will make Repair Services available for Products, and do not affect Supplier’s obligations with respect to FRU or other Product availability. In no event shall the date of EOS be more than 5 years after Supplier discontinues such Product.
“Engineering Change” or “EC” means any change(s) to Product .
“Epidemic Defects” shall mean Products and their associated Engineering Changes that experience one or more of the following: (a) a similar confirmed defect of the same root cause at a rate of * (*) or more or other rate as may be specified in the PUA in any given    * ( * ) day rolling period over the life of the Products and three or more similar confirmed defects of the same root cause must exist, (b) a similar confirmed defect of the same root cause at a rate of *     ( * ) or more (or other rate that may be specified in the Product Unique Attachment) of total purchases over the life of the Products and three or more similar confirmed defects of the same root cause must exist, (c) recalls , or (d) safety defects
“Field Replaceable Unit” or “FRU” means a Product, Product component, Product subassembly, Product documentation, Product code, or other Product part used to service a Customer system.
“Lead Time” means the minimum length of time prior to a specific delivery date that Supplier must receive and accept a WA from Buyer to ensure delivery by such date.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

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“Maintenance Level Service” means the service provided, as set forth below, when a Customer identifies a Problem:
•	“Level 1” is initial service provided by Buyer in response to Customer’s request for support in connection with a suspected Problem;

•	“Level 2” is service provided by Buyer to diagnose and resolve or assist Level 3 in resolving Problems identified by Level 1; and,

•	“Level 3” is service provided by Supplier to develop final resolutions for Problems not resolved by Level 1 and Level 2.
“Problem” means any Product defect, including, without limitation, any defects arising as a result of the failure of the Products to function in accordance with their specifications and other requirements, or other failures or errors or other defects arising as a result of the failure of the Products to function in accordance with their specifications and other requirements, “Problem Management Record” or “PMR” means a record documenting support actions taken in response to a Customer’s request for support in connection with a suspected Problem.
“Product Unique Attachment” is a document entitled Product Unique Attachment which contains the terms and conditions unique to a specific Product.
“Repair” or “Repaired” means all required repair activity including, disassembly, failure analysis, testing, component recovery, rework, warranty process, packaging, final testing, and all other processes reasonably necessary to ensure Products, which are sent to Supplier for repair within or outside of the relevant Product warranty, meet all the functional performance requirements applicable to newly manufactured Products in accordance with this SOW or relevant WA.
“Turn Around Time” or “TAT” means the elapsed time from the date of receipt acknowledgment of a Product arriving at Supplier’s location for Repair until shipment notice of Repaired Product back to Buyer.
“Yield” means the relationship between Product sent to Supplier for Repair and the CSP returned to Buyer.
2.0 Product Definition
2.1 Product Description.
The Products are described in the Product Unique Attachment(s). Products also include all FRUs, CSPs, Product code, and Product documentation.
2.2 Product Specifications & Certifications.
Products will comply with all the requirements set forth below:
•	CS1-1121-015, IBM Corporate Standard “Automatic Identification (AI) for Packaging, Distribution and Manufacturing - Bar Coded Labels”

•	GA21-9261-11a, “Packaging and Handling - Supplier and Interplant Requirements”

•	IBM Engineering Specification 46G3772 entitled, “IBM Environmental Requirements for Materials, Parts, and Products as found at http://www.ibm.com/ibm/environment/products/especs.html

•	ISO 2859, Sampling Procedures for Inspection by Attributes

•	ISO 3951, Sampling Procedures for Inspection by Variables

•	EIA - 599 - A, Continuous Improvement

•	EIA - 659 - A, Failure, Mechanism, Driven Reliability Monitoring

•	EIA - 670, Quality System Assessment

•	EIA - 671- A, Problem Analysis and Corrective Actions

•	EIA - JESD - 38, Standard for Failure Analysis Report Format

•	EIA - JESD - 46, Product Change Notice

•	EIA - JESD - 50, Maverick Product Elimination

•	Supplier’s published specifications, marketing materials, and other documentation, including references in such materials to future upgrades or performance

•	FAA Certification, Supplier certifies that Products and their packages do not contain explosives, hazardous materials, incendiaries and/or destructive devices as defined by the FAA

•	All Product claims, descriptions, specifications, and other requirements described in the Product bill of material elsewhere in this Agreement, and via other written or electronic communications sent form or approved by Buyer referencing this SOW.

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2.3 COO Product Certification.
Supplier certifies that the Products have the country(ies) of origin specified in the Product Unique Attachment(s) to this SOW. If there are any changes to this information, Supplier will notify Buyer by providing a new country of origin certification signed by an authorized Supplier representative before shipping any affected Products. If any part number has more than one country of origin, Supplier certifies that each country of origin is specified in the Product Unique Attachment(s), and Supplier will deliver to Buyer, instructions regarding how Buyer can distinguish each country of origin for part numbers with more than one country of origin prior to shipping the affected Products.
2.4 Engineering Changes.
ECs submitted by Buyer will be implemented by Supplier upon mutual agreement in a manner consistent with the Product’s original design (e.g., a missing “caution” label will be replaced by the same type of label and in the same location as originally specified). Supplier will provide documentation illustrating its performance of Buyer or Supplier -submitted ECs upon Buyer’s request. If Buyer places requirements or limitations on a particular Product that result in an increase in Price as compared to the prices of similar products offered without such requirements, then Supplier shall notify Buyer of the opportunity to lower Price, and Buyer shall have the option of modifying the requirements so that its Products can be purchased at this lower price. Supplier may implement other ECs in Products from time to time at its discretion, and will give Buyer written notice in advance prior to delivering any Product that incorporates an EC not suggested by Buyer. Buyer’s approval shall not be unreasonably withheld.
2.5 Product Software and Documentation
Supplier will deliver, at the earlier of a date requested by Buyer or prior to its first shipment of Product, (i) a fully completed and signed certificate of originality (in a form to be reasonably specified by Buyer) for all Product code and documentation originally developed by Supplier, and (ii) all Product object code, publications, and documentation in a common format and media as reasonably specified by Buyer. Additionally, Supplier will promptly deliver to Buyer all updates (hereinafter “Updates”, such Updates to include, without limitation, all error corrections, enhancements and new versions) to such Product code (including all code in, or provided for use with, Products), publications, and documentation in the same format and media as specified by Buyer. During the term of this Agreement and subject to all terms hereof, Supplier grants Buyer a nonexclusive, worldwide, a perpetual irrevocable fully paid up, license to prepare and have prepared derivative works of Product code and documentation, and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute and sublicense Product code and documentation and such derivative works, in any medium or distribution technology, and to grant others the rights granted herein, in each solely for use with the Products. Buyer will not be obligated to preserve any copyright management information included in the Product code or documentation.
2.6 Tamper Evident Protection.
To the extent that Supplier ships new Product in its final Customer ready form, Supplier shall apply tamper evident protection on the finished Product packaging in the form of an “IBM” logo tape in such a manner that if removed or tampered with, it would be evident that the finished Product packaging has been opened. Supplier will have controls to prevent unauthorized use or dissemination of “IBM” logo tape (including tracking the purchase, internal use, application, and destruction), and to limit access to such materials to only those responsible for the tamper evident sealing on the Products. Supplier will only use the “IBM” logo tape in connection with new Product. Buyer shall acquire and deliver to Supplier all its requirements for “IBM” logo tape.
3.0 Purchasing
3.1 WA Issuance
Buyer is under no obligation to purchase any Products and/or Services, except as ordered in WAs and within the liability limits addressed elsewhere in the Agreement, including those addressed in the Product Unique Attachment(s) to this SOW. Supplier will comply with Buyer’s requested changes to delivery of Products specified in a WA as described in the Product Unique Attachment(s) to this SOW), without additional charge to Buyer If Buyer decreases Product quantities specified in a WA outside of allowances described in the Product Unique Attachment(s)) to this SOW, Supplier will use all reasonable efforts to mitigate Buyer’s liability. The parties acknowledge that WAs may be placed on Supplier under this SOW by entities other than the Buyer, or its Affiliates, but only to the extent expressly authorized by Buyer in writing and subject to the credit worthiness of such authorized third party by Supplier r and Supplier agrees that for such purchases that (a) the Buyer authorized third party purchaser under this SOW shall have extended to it all the protections, rights, and other benefits of the Agreement; (b) Buyer is a third party beneficiary and has the right to enforce the terms of this Agreement on such purchases on a joint and several basis; and (c) Buyer and its Affiliates shall not be liable to Supplier with regard to such purchase transactions.

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3.2 Spare Parts Availability.
Supplier will maintain the capability to supply, and shall provide Product spare parts (i.e., the entire Product or reasonable portions of the Product as described herein or as may be subsequently described by Buyer, including, without limitation all FRUs), technical support for the Product as described in this SOW during the term of this SOW (or if earlier, the announced end of life date for such Product) and for a period of five (5) years thereafter (or longer period as may be required by law upon Supplier) under the terms and conditions of the Agreement. Supplier will give Buyer a last time buy option which may be exercised once at any time prior to 180 days before the end of such five (5) year period, and shall also offer any follow on products that are compatible with Products herein. Supplier will notify Buyer prior to Supplier’s withdrawal of any Product(s), and such withdrawal will not occur during the term of the SOW upon less than 90 days prior notice, and will not affect Supplier’s responsibilities under this section related to spare parts availability or technical support.
3.3 Use of Subcontractors.
Supplier’s use of subcontractors will not relieve Supplier of the responsibility for the subcontractor’s performance, and Supplier’s responsibilities assumed under this SOW will be equally applicable to such subcontractors, as must be agreed upon between Supplier and such subcontractors. Buyer reserves the right to review both the Supplier’s management system for the operations of its subcontractors and to review with Supplier, their subcontractor’s management system for operations for the purposes of this SOW. Should a Supplier’s subcontractor’s performance fail to materially comply with the responsibilities under this SOW, Buyer reserves the right to request corrective action from Supplier
3.4 Taxes and Duties.
All Products will be delivered by Supplier DDU (Incoterms 2000). Supplier will ensure that the Prices do not include any sales, use or other similar taxes that do not apply to Buyer as a reseller of Products and/or Services. In accordance with applicable delivery terms, Supplier will be responsible for all legal, regulatory, and administrative requirements, in addition to all associated duties and fees, associated with importation of Products into the country where the Product is received by Buyer.
3.5 Invoices & Payments.
The terms of payment are net * days either after receipt of Supplier’s valid invoice or after delivery of the Products or Services, whichever is later, Supplier will not invoice Buyer until after Product delivery and Buyer shall make such payments twice per month. Invoices to Buyer must include, at a minimum, the following: (i) applicable WA line item numbers; (ii) SOW and WA numbers; (iii) terms of payment as provided herein; (iv) billing period dates; (v) applicable Product unit Prices; (vi) total amount invoiced; (vii) where applicable, the Harmonized Tariff Code of the importing country for every Product and (viii) Product descriptions with sufficient detail to enable verification of associated Product categorical classifications.
3.6 Electronic Commerce.
Buyer may issue scheduling documents (“Blanket Purchase Orders”) which may have the appearance of a normal WA, but do not include a delivery date. Such Blanket Purchase Orders are issued only as a logistical processing document to enable the use of electronic purchase order communications and are not binding in any manner and shall not be considered as WAs by the parties, regardless of quantities or prices that may be included in such Blanket Purchase Orders. Unless previously submitted by Supplier, in order to initiate electronic transfer of payments associated with this SOW, Supplier will complete the form entitled “Authorization for Electronic Funds Transfer” as provided to Supplier by Buyer and fax the completed form to Accounts Payable at the number included on the form.
3.7 Participation by Buyer’s Affiliates
Each of Buyer’s Affiliates may have all rights, benefits, protections, and remedies of Buyer based on the Agreement by: (i) issuing a WA referencing the Agreement, that is accepted by Supplier or Supplier Affiliate, provided that the rights, benefits, protections, and remedies available to the issuing Affiliate in this case will be those in effect on the date the WA was issued or last amended; or (ii) executing a PA that is mutually agreed with Supplier or Supplier’s Affiliates that incorporates by reference the terms and conditions of the Agreement and any unique terms or conditions required by the Buyer Affiliate, provided that any changes to the Price(s) set forth in the Agreement, or any additions or deletions of Products set forth in the Agreement will be incorporated by reference in those PAs which are concurrently effective with the incorporation of such changes, additions, or deletions to the Agreement.
3.8 Disaster Recovery Plan
Before the first shipment of Products, Supplier shall have a disaster recovery plan in place to protect the supply of Products to Buyer. At Buyer’s request, Supplier will provide the disaster recovery plan to Buyer. Supplier’s disaster recovery plan (and any subsequent changes thereto) must be reasonably acceptable to Buyer. Supplier, however, remains solely responsible for

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

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the performance of its responsibilities under the Agreement and the adequacy of the disaster recovery plan regardless of whether Buyer has reviewed and approved the plan.
4.0 Technical Support
Technical support includes the Level 1, Level 2, and Level 3 responsibilities defined below, Product code, documentation and updates arising out of technical support responsibilities, and all Updates created or made available by Supplier.
4.1 Level 1.
Supplier will assist Buyer as reasonably required by Buyer, in Buyer performing the following Level 1 support responsibilities:
•	create the PMR;

•	obtain from Customer a description of the Problem;

•	search for any known resolution(s) relevant to the Problem;

•	if a resolution to the Problem is known, specify such resolution to Customer;

•	if no resolution to Problem is known, generate APAR, assign APAR Correction Time, forward APAR to Level 2; and

•	pass the PMR to Level 2, and update the PMR documenting Level 1 actions.
4.2 Level 2.
Supplier will assist Buyer, as reasonably required by Buyer, in performing the following Level 2 support responsibilities:
•	receive the PMR/APAR from Level 1;

•	analyze Problem symptoms and gather additional data from Customer as required;

•	recreate Problem on the Developer Test System;

•	determine if Problem is due to improper installation of the Product by Customer;

•	determine if Problem is due to operationally related hardware or software at the Customer location;

•	attempt a bypass or circumvention for high impact Problems (i.e., Severity 1 and 2);

•	create APAR record if no resolution to Problem is attained; and

•	update the PMR documenting Level 2 actions.
4.3 Level 3.
Supplier will perform the following Level 3 support responsibilities, which shall be provided to Buyer:
•	receive the APAR/PMR and supporting documentation and materials from Level 2;

•	analyze Problem symptoms and diagnose Problem;

•	notify Level 2 if additional information, materials or documentation are required;

•	attempt to recreate Problem on the Developer Test System;

•	assist Level 2 in developing a bypass or circumvention for high impact Problem (i.e., Severity 1 and 2);

•	deliver corrections to the Product and/or Product code to Buyer within the applicable APAR Correction Times to fix Problems identified by Buyer;

•	return all APARs to Buyer with an APAR Closing Code assigned, including text describing the resolution of Problem;

•	confirm resolution of Problem with Buyer and Customer, and update PMR documenting Level 3 actions; and,

•	answer any questions from Buyer and Customers concerning the operation and use of Products.
4.4 Other Technical Support Responsibilities.
Supplier will provide to Buyer the name and phone numbers of Supplier Personnel to contact for all technical support matters related to the Product. Supplier will provide all training initially required by Buyer to enable Buyer to perform technical support functions for the Product and . will keep Buyer informed of any known Problems and their associated solutions. Notwithstanding anything to the contrary, Supplier will not contact or work directly with Customers except as directed by Buyer.
5.0 Quality
5.1 Acceptance Criteria.
Within 90 days after delivery, Buyer may inspect and test all Product at Buyer’s facility prior to acceptance or rejection, and may refuse to accept Product which does not conform to the specifications, certifications, and other requirements referenced in the Agreement. If Buyer properly rejects Product and requests a replacement Product,, Supplier shall replace the rejected

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Product within seven calendar days of Buyer’s request. shall pay for the air freight, if required by Buyer, and all other expenses associated with the return of the rejected Product to Supplier, and Supplier will pay for freight and other expenses associated with the return of the new or repaired Products to Buyer.
5.2 Product Modifications.
Supplier will not make any changes to the Products or to processes supporting Products that have been certified by Buyer, without Buyer’s prior written consent, such consent not to be withheld unreasonably. In the event of such changes without Buyer’s prior written consent, Supplier will, at Buyer’s discretion, either: (i) replace all such products with products approved by Buyer and reimburse Buyer for all actual and reasonable expenses incurred that are associated with such products replacement (including expenses associated with problem diagnosis, testing, and replacement of products in normal inventory, finished goods inventory, distributors inventories, and with Customers; ; or (ii) credit or refund Buyer the Price of Products. If Supplier improves the safety, function, cost, or reliability of products that it builds for itself or for its other customers by changing a design, component, part, supplier, or production process that may also be used in or in connection with a Product that Supplier builds for Buyer, then Supplier will inform Buyer of such improvement and implement changes to Product as approved by Buyer to incorporate such improvement in Products. Supplier may implement other modifications in standard Products from time to time at its discretion, and will give Buyer written notice in advance of delivering any Product that incorporates any modification not suggested by Buyer. Buyer’s approval shall not be unreasonably withheld.
5.3 ISO Requirements.
For ISO compliance, the Supplier represents and warrants that the Supplier is ISO 9001 compliant or intends to use reasonable efforts to achieve such compliance by 31 December 2005. Compliance hereunder may be either by means of external accreditation or self-declaration. For external accreditation, Supplier will provide to Buyer, upon Buyer’s request, a copy of Supplier’s current registration, including the scope, Standard Industrial Classification code or equivalent, all locations involved, and any restrictions or exclusions. For self-declaration, Supplier will provide to Buyer, upon Buyer’s request, a letter from Supplier’s chief executive officer, chief operating officer, or other executive assuring that self-declaration was performed with due diligence based upon a previously executed internal audit report, and that such self-declaration has had executive management review and approval.
5.4 Quality Audits and Records.
Buyer or Buyer’s quality representative may conduct audits of any or all Product and Product component facilities and any or all sites where work is being performed or materials are being delivered to Supplier in performance of Supplier’s work for the Buyer. Supplier shall, at Buyer’s request, permit access to Buyer or Buyer’s quality representative to all manufacturing operations for the Products. In the case of any facilities or operations not owned or controlled by Supplier, Supplier will use reasonable efforts to obtain the contract manufacturer or other third party’s consent to such access by Buyer. Supplier shall, at no charge to Buyer, provide no less than 1 or 2 units of each Product type (or other number as agreed to by Buyer) for non-destructive use, space and facilities for each Buyer requested audit. Such audits may relate to process control, quality inspection test data, internal audit reports, and other information related to the Product being manufactured in compliance with all the requirements of this SOW. Supplier will establish and maintain procedures for identification, collection, indexing, filing, storage, maintenance, and disposition of all quality records, including but not limited to, Statistical Process Control data, test and inspection records, and all other quality records required Buyer. The Supplier shall maintain a history file for all Products, by part number, that tracks changes to the Product or Product component designs, materials, and/or manufacturing source. Supplier will make any or all of the aforementioned records available to Buyer or Buyer’s quality representative.
5.5 Document Control.
Supplier shall ensure that all documents such as software/firmware, engineering drawings, specifications, contracts, policies, procedures, manufacturing process flow chart, and work instructions (including test procedures) are under revision control and are available to all necessary Buyer and/or Supplier Personnel in the manufacturing environment. Supplier shall have a system for the effective updating/removal of any obsolete documentation from all manufacturing areas.
5.6 Product Traceability Requirements.
Supplier shall establish and maintain procedures and processes for the identification and lot traceability of critical Product items during all stages of production, delivery, and installation per applicable ISO & EIA standards. Supplier will maintain both forward and backward traceability capabilities and ensure that its response time for traceability requests from Buyer does not exceed twenty-four (24) hours.
5.7 Factors Affecting Product Quality.
Supplier must immediately notify Buyer of any factors affecting Product quality. Supplier will not ship affected Products to Buyer without prior written approval from Buyer. Within twenty-four hours of Supplier’s notification to Buyer pursuant to

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this section, Supplier will provide Buyer a resolution plan including a description of the factor affecting Product quality, documentation of the root cause analysis performed by Supplier in response, a schedule of all actions for the containment and correction of all affected Products, relevant traceability data for the affected Products, and a process ensuring the effectiveness of the actions to be taken hereunder.
5.8 Review and Disposition of Nonconforming Product.
Supplier shall have established, documented, and maintained procedures to ensure that Product, which does not conform to the requirements of the Agreement, is prevented from unintended use or shipment to Buyer. If Buyer expressly instructs Supplier to ship nonconforming Product to Buyer, then Supplier will describe the extent of such Product’s non-conformance in writing and secure Buyer’s written agreement prior to any shipment of any such non-conforming Product.
5.9 Periodic Quality Reviews.
Supplier shall develop and implement a process for continuous Product improvement. Buyer may conduct reviews and/or hold meetings related to Supplier’s performance under the SOW, including but not limited to the following respects, and may (for Buyer’s internal use only) compare Supplier’s performance with that of similarly situated suppliers:
•	Supplier’s compliance with delivery dates in support of WAs issued by Buyer;

•	Supplier’s compliance with Emergency Orders issued by Buyer hereunder;

•	Supplier’s compliance with the targeted Shipped Product Quality Level (SPQL) as set by the parties on a monthly basis;

•	Supplier’s compliance with the targeted Incoming Product Quality Level (IPQL) as set by the parties on a monthly basis;

•	Supplier’s compliance with the targeted Field Replace Action Level (FRAL) as set by parties on a monthly basis;

•	Supplier’s compliance with the targeted Cumulative Failure Rate (CFR) as set by the parties on a monthly basis;

•	Percentage of Products failing to function properly upon delivery (also known as the Product DOA rate);

•	Supplier’s speed in taking corrective actions for any problems with Product identified by Buyer;

•	Supplier’s implementation of lessons learned in previous periodic quality reviews.
In any calendar month in which Supplier shows poor performance with respect to the criteria set forth above, Buyer may notify Supplier of such poor performance. In such case, Supplier will respond to Buyer with an agreed upon action plan within five (5) business days of notification by Buyer demonstrating its ability to achieve the required measurements, unless additional time is granted by Buyer in writing.. Supplier’s failure to successfully execute an action plan within an agreed upon time frame shall be a material breach of the Agreement. Satisfying any or all criteria of this section shall not relieve Supplier of its warranties or other obligations of the Agreement.
5.10 Quality Cost Sharing.
Except in the case of Epidemic Defects, Supplier shall compensate Buyer in the event Buyer or Buyer’s authorized third party incurs reasonable costs resulting directly from in-warranty defects with Products under this SOW and such costs exceed one hundred thousand dollars ($100,000 USD) per Product(s) on an annual basis. Such compensation shall be fifty percent (50%) of Buyer’s or Buyer’s authorized third party’s reasonable costs, which may include but are not limited to; repair, replacement, rework, field labor, logistics, problem diagnosis, and field and finished goods inventory related costs (“Excess Failure Costs”). Supplier will make payments to Buyer within      *     days of receiving an invoice from Buyer for such Excess Failure Costs. For avoidance of doubt, the section of this SOW entitled “Epidemic Defects”, and not this section, will apply in the instance of an Epidemic Defect. The remedy provided in this section is in addition to any other remedies available to Buyer under the Agreement, at law and in equity.
6.0 Drop Shipments
6.1 Drop Shipments to Customers.
Regardless of the delivery point, in the event Buyer requests drop shipments to Customers, Supplier will prepare all shipping labels and transfer materials (as submitted by Buyer) to identify Buyer, not Supplier, as the party shipping Product, except to the extent that Supplier, and not Buyer, must be identified for customs clearances or to comply with other laws. To the extent Supplier must be identified on the final Product packaging, Supplier will have prior written agreements in place with each carrier (regardless of whether Buyer or Supplier controls the common carrier) that will require each carrier to remove (after applicable customs clearances, but before delivery to any Customer), hold in confidence, and return (or certify destruction or hold in confidence in perpetuity until destruction is certified for cases where the carrier requires to keep such documents for archival purposes) to Supplier all documents and markings that reflect transaction information between Supplier and Buyer (including without limitation, all pricing information), while retaining or placing the appropriate transaction information between Buyer and Customers. Supplier will ensure that no markings, labels of any kind, are placed on the Products (including Customer packaging), other than as expressly specified by Buyer in writing, or as required by law (including

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

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without limitation, patent notices), provided that Supplier first notify and secure Buyer’s written confirmation with such requirements.
6.2 Confidential Information Related to Drop Shipments.
Notwithstanding any other confidentiality agreements between the parties, Supplier will hold the following information in confidence: (a) Customer names, addresses, purchase histories and requirements; (b) Buyer’s order fulfillment and related processes, including Buyer’s relationship and Agreement with Supplier; (c) Buyer’s artwork, Customer packaging, and other materials identifying Buyer; (d) Buyer’s business plans, Product plans, and forecasts; (e) the relative success or failure of any Product or supporting process; and (f) Supplier’s involvement in developing or assembling Buyer’s Products. Supplier may use such confidential information only for the benefit of Buyer and only to fulfill the purpose of this SOW. Supplier may disclose such information to Supplier’s Personnel on a need to know basis only or to enforce its rights hereunder. In the event disclosure is required by law, Supplier will disclose only to the extent required by law, and will notify Buyer prior to any such disclosure and reasonably assist Buyer in seeking a protective order and/or limiting disclosure to the extent possible. Supplier will immediately notify Buyer of any lost or unapproved disclosures of confidential information such notification not to relieve Supplier’s obligations hereunder. Supplier will return or destroy all confidential information, no later than ten (10) days after Buyer’s request. Supplier will allow Buyer to periodically inspect Supplier’s premises during normal working hours to verify these requirements for custody and use of confidential information.
7.0 Emergency Orders
7.1 Emergency Order Placement Process.
If or when buffer stock of Product is not available to Buyer from a Supplier hub, Supplier will accept and respond to EOs from Buyer twenty-four (24) hours a day, each day of the year. Supplier will provide contact information for EO coverage at all times. Supplier will respond to all EOs via fax, EDI (or other electronic commerce approach) and/or telephone, such EOs to be confirmed by Buyer with a written WA mailed, faxed, or electronically transmitted to Supplier within two (2) business days of EO placement. EOs may include Buyer’s WA number, Buyer’s part number, part number description, quantity, unit Price, relevant EO urgency code (2H, SD, ND, and TD), delivery date and ship to address. Supplier will acknowledge all EOs back to Buyer via fax or telephone within one (1) hour of receipt for EOs with a 2H or SD EO code and within two (2) hours of receipt for EOs with a ND or TD EO code. EOs may not be changed, rescheduled or cancelled, except that Buyer may cancel EOs without cost at any time prior to Supplier’s acknowledgment of such EO. Supplier will deliver EO Products directly to the address specified in the EO and in accordance with this SOW.
7.2 Emergency Order Shipment Responsibilities.
Supplier will ship code 2H and SD EOs via “Next Flight Out” and “Air Charter” to arrive at Buyer’s specified receiving location on the same day of the EO’s issuance, unless specified otherwise by Buyer. Supplier will ship code ND EOs to arrive on the next business day of the EO’s insurance at the Buyer specified receiving location and will ship code TD Eos to arrive within two business days of the EO’s issuance at the Buyer specified receiving location. Shipment timeframes set forth in this section are subject to receipt of the EO from Buyer within a period reasonably allowing Supplier to meet cutoff times established by the transportation carriers. If the transportation carrier’s cutoff time is missed because of an EO being placed by Buyer after the established cutoff times provided by the transportation carriers, Supplier will inform Buyer as soon as practicable and Buyer will determine if the EO being placed is required for delivery in the morning of the next day or at another time during the next day. Notwithstanding any provision of this Agreement to the contrary (including without limitation, any EO or WA term), all EO deliveries shall be collect, and in any event, all charges related to expediting and delivering EOs shall be paid by Buyer.
8.0 Warranty Support
8.1 Epidemic Defects
For Epidemic Defects, Buyer will notify supplier in writing of the existence of an epidemic failure and provide supporting technical failure characteristics and data, failure rate details, and failed products to support the claim. If an epidemic failure has occurred in accordance with this Section 8.1,, Supplier shall prepare and propose a Corrective Action Plan or response with respect to such material within 24 hours of such notification, addressing implementation and procedure milestones for remedying such Epidemic Defect condition(s). An extension of the time frame is permissible upon prior written notification by Buyer.
For Epidemic Defects, Supplier will at Buyer’s discretion: (i) refund or credit the Product Price, or replace or repair the Products at no charge in a timely manner, and (ii) reimburse Buyer for actual and reasonable expenses incurred by Buyer

Agreement #4998RL1168
SOW #4904RL1344
related to Epidemic Defects, including costs associated with repair, or replacement, field costs, customer related expenses, problem diagnosis, and field and finished goods inventory related costs.
The following cap will apply to Supplier’s obligations under this Section 8.1. SUPPLIER’S AGGREGATE LIABILITY UNDER THIS SECTION 8.1 FOR ALL PRODUCTS ON A PER INCIDENT BASIS SHALL NOT EXCEED *.
8.2 Warranty Period
The warranty redemption set forth in the section of the BA entitled, “Warranty Redemption” as it applies to the relevant subsection of the section of the BA entitled, “Ongoing Warranties” will be available to Buyer for all Products hereunder for the longer of the relevant warranty period set forth herein, unless expressly provided otherwise in the applicable Product Unique Attachment, (as calculated from the date Buyer takes title of Product) or, if shorter, the relevant warranty period offered by Buyer to Customers in the relevant Buyer offering that includes the Product. Supplier will be responsible for its warranty redemption responsibilities under the Agreement for all Products returned to Supplier, regardless of the reason why such Products fail to meet the requirements in the Agreement. Such warranty redemption for Repaired Product shall be the longer of the remainder of the above period for the original Product or one-hundred eighty (180) days after the Buyer’s receipt of the Repaired Product. Nothing in this section shall be deemed to affect or amend the ongoing duration of the remaining ongoing warranties.
8.3 Warranty Redemption Logistics.
Supplier will provide Buyer with information and processes by which Buyer is able to verify Product warranty entitlement. Where Supplier is required to ship Product pursuant to its warranty redemption responsibilities under the Agreement, Supplier will ship such Product to Buyer’s designated “ship to” location via Buyer’s designated carrier.
Unless specified otherwise by Buyer, Supplier will provide locations for Buyer to redeem Product warranty in the following four geographic areas: United States, Western Europe.
     a. Returns. Requests for warranty service shall be initiated by Buyer’s written notice (including by facsimile or electronic mail), advising Supplier of the nature of the problem. If Supplier is unable to resolve the problem through remote diagnostics or other communications with Buyer, Supplier shall assign Buyer a return material authorization number (“RMA”). At its risk and expense, Buyer shall deliver the nonconforming Product (with prominent indication of the RMA) to Supplier or its designated repair center. Products returned without an RMA shall not be afforded warranty service, and Buyer shall be liable for all costs and expenses incurred by Supplier in connection with servicing the unauthorized return.
     b. Response. For warranty claims made within 30 days after delivery, Supplier will use diligent efforts to deliver replacement Products within 2 business days after the RMA is assigned. Buyer will return the defective Product within 30 days after the RMA is assigned; if not, Supplier may invoice Buyer at its then current list price for the replacement Product. For all later warranty claims, Supplier will use diligent efforts to repair or replace defective Product within 15 business days after the RMA is assigned. Products repaired or replaced hereunder shall be covered by this warranty for the longer of 30 days after re-delivery to Buyer or the remainder of the original 1 year warranty period. All Products (or any component) that is replaced hereunder becomes Supplier’s property.
     c. Exclusions.
Notwithstanding any other provision to the contrary, these warranties shall not apply to any Product that was (a) used, handled, transported, operated, maintained or stored improperly, or in any manner not in accord with Supplier’s instructions or recommendations, documentation or industry standard practice or (b) repaired, altered or modified other than by Supplier or its authorized agents. Supplier shall not be responsible for any data or other information contained in Products returned for warranty service.
9.0 Repair
9.1 Required Replacement.
All components of Products sent to Supplier for Repair that exhibit unsafe conditions (including but not limited to cracking, chafing, and/or other unsafe conditions) will be replaced with an identical (same manufacturer, part or model number, electrical/thermal rating, physical dimensions and agency approval) if such manufacturer then currently supplies such component to Supplier, or an approved alternate component (identical mechanical, electrical/thermal, physical, compositional and performance characteristics but different manufacturer). Compliance with this section will not relieve Supplier of its other obligations under the Agreement and this SOW.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Agreement #4998RL1168
SOW #4904RL1344
9.2 Scope of Repair Services.
Supplier will make Repair Services available to Buyer up through and including the relevant EOS date, as specified by Buyer in writing. Products sent to Supplier for Repair during the applicable warranty period will be delivered to Supplier at Buyer’s cost, then Repaired at no cost to Buyer and returned to Buyer at Supplier’s cost. Products sent to Supplier for Repair outside of the applicable warranty period will be delivered to Supplier at Buyer’s cost, then (also at Buyer’s sole cost and expense) Repaired and returned to Buyer freight prepaid in accordance with the delivery date specified by Buyer in the WA for such Repair. All Repaired Products must meet the requirements regarding CSPs set forth in this SOW. Repair Services for the same defect will not be performed on Products sent for Repair a second time within such Product’s applicable warranty period. In such event, Supplier will, at Supplier’s discretion, provide Buyer a replacement Product, or credit or refund Buyer an amount equal to the Price paid by Buyer. Supplier must maintain a history of Repair activities and provide a monthly report to Buyer in the format of the attachment to this SOW that is entitled “Monthly Warranty Analysis Report.”
9.3 CSP Requirements.
Products will only be classified as CSP with Buyer’s written approval. Products classified as CSP may be used for field service only and may not be used in the manufacturing of a new Product. CSPs will meet the following criteria: (i) the functional performance of such Products will comply with all current and applicable engineering drawings, specifications, and other Product requirements; (ii) the appearance of such Products will be equivalent to that of a new counterpart; (iii) manufacturer warning labels will remain intact and legible or will be replaced, and protective covers (e.g., guards or shields) will be securely mounted as originally designed or will be replaced; and (iv) the Repair of such Products (including EC related Repairs) will be in compliance with all agreed upon listings and certifications issued by National Certification Body (NCB). If Supplier is not able to meet specified criteria, then Product will be deemed non-repairable and Buyer will be notified accordingly. Suppliers will place on all CSPs, a “SERVICEABLE USED PART(S)” label meeting the following criteria: (i) printed using high quality paper with a shelf life of ten (10) years; (ii) using permanent pressure sensitive and tamper evident adhesive (black printing on orange background); (iii) which do not contain any voids, ink specks, ink fill-ins or edge-roughness; (iv) which are applied in a manner that provides durable and wrinkle free labels that permanently and securely bonds to the Product and container under variable environmental conditions; (v) which are clearly visible; and (vi) which will not adversely affect the functionality or aesthetics of the Product. The original manufacture date will be preserved or restored as needed at the time of Repair. Product labels (labels applied directly to the Product) will comply with the following dimensions: (i) large labels will measure 3.0448 cm x 0.9615 cm (1.1875 in x 0.3750 in); (ii) small labels will measure 2.2435 cm x 0.6410 cm (0.8750 in x 0.2500 in). Container labels (labels applied to the container) will comply with the following dimensions: (i) 9.2948 cm x 4.4871 cm (3.6250 in x 1.7500 in).
9.4 Engineering Deliverables.
In the event Supplier is unable to fulfill repair responsibilities, Supplier will provide Buyer, upon Buyer’s request, all the information (in the English language) required to enable Buyer to procure alternate Repair source(s), including but not limited to the following:
Product drawings
Schematics / diagrams
Engineering specifications
Performance specifications
Component placement listings
Certified component source listings (IEC / UC / CSA 950)
Debug / fault isolation test procedures
Special tooling drawings / specifications if applicable
Rework / upgrade instructions
Test procedures / software / equipment
Repair verification procedures / test software / equipment
Hazardous materials listings
10.0 Consigned Materials
10.1 Handling of Consigned Materials.
In instances where Buyer sends Product to Supplier for Repair, and/or provides to Supplier tooling and/or other items, Buyer may, but is not obligated to, entrust such Products, tooling, and/or other items to Supplier as Consigned Materials. Buyer will retain title to Consigned Material at all times. Supplier will: (i) use Consigned Materials only in the performance of this SOW and will not reuse or resell nor allow to be reused or resold any Consigned Material without Buyer’s prior written

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authorization; (ii) acknowledge receipt of Consigned Materials within five (5) business days of receipt to the Buyer’s Business Coordinator via email or fax, and such acknowledgment will include a detailed report of any quantity shortages or overages (any shortages not reported to Buyer’s Coordinator in such acknowledgment will be deemed received by Supplier), all relevant part numbers, and the relevant WA (if applicable) and quantity; (iii) immediately notify carrier and Buyer’s Business Coordinator of any Consigned Materials that exhibit external damage at the time of delivery from Buyer to Supplier, document on carrier’s freight bill such damage, and receive either an inspection report or a letter from carrier stating that such inspection has been waived; (iv) ensure that Consigned Materials are not pledged, mortgaged, assigned, borrowed or encumbered by security interests or otherwise and are not be removed from Supplier’s location without Buyer’s prior written authorization, unless provided to Buyer in accordance with the terms and conditions of this SOW; (v) provide monthly reports of all transactions made by Supplier involving Consigned Materials, together with the quantities remaining in Supplier’s custody as of the date of such report, and will make due settlement and payment on a monthly basis, if not already made, for any and all Consigned Materials in accordance with this SOW; (vi) maintain account books and records providing complete information as to all such transactions involving Consigned Materials, and such books and records will be available to Buyer during normal business hours, upon forty eight (48) hours prior notice to Supplier; (vii) permit Buyer to inspect Consigned Materials at any time during normal business hours, at Supplier’s location and to remove any or all of the same if Buyer so desires; (viii) upon Buyer’s request and at Buyer’s cost, maintain replacement cost insurance on Consigned Materials; (ix) upon Buyer’s written request, or upon termination or expiration of this SOW, return Consigned Materials to Buyer pursuant to Buyer’s instructions and in the same condition as received by Supplier; (x) upon Buyer request, mark Consigned Material in a manner acceptable to Buyer to indicate Buyer’s ownership; (xi) control Consigned Materials in a manner reasonably designed so as to not commingle Consigned Materials with other materials, parts, or other assets of Supplier or of any third party; and (xii) notify Buyer immediately in writing of any personal property taxes or assessments that may be levied on Consigned Materials. Supplier shall not charge inventory fees or any other costs to Buyer regarding Consigned Materials provided to Supplier in reasonable quantities and for reasonable periods of time.
10.2 Return of Consigned Materials.
Supplier will provide a packing slip with all return shipments of Consigned Materials to Buyer which specifies Supplier’s name, Buyer part number(s) of Consigned Materials being returned, quantity of Consigned Materials, by Buyer part number being returned, and the relevant WA number. Consigned Materials which Supplier is unable to Repair will be returned to Buyer with a packing slip which additionally references a return authorization number, obtained from Buyer, and provide a reason why Supplier is unable to Repair such Consigned Materials. Supplier will reimburse Buyer for Consigned Materials that are not returned to Buyer in accordance with the terms of this SOW, including, without limitation, any Consigned Materials that have been stripped, stolen, lost, damaged, or unaccounted for. The calculations for reimbursement of Consigned Materials is as follows: (i) for new Consigned Materials, Supplier will reimburse Buyer an amount equal to Buyer’s then current price for the Consigned Materials; or (ii) for used Consigned Materials, Supplier will reimburse Buyer an amount equal to twenty-five percent (25%) of Buyer’s weighted average cost per piece. Buyer shall promptly reimburse Supplier for all costs and expenses of returning Consigned Materials to Buyer.
11.0 Guaranty For Purchases Through Supplier Affiliates
11.1 Company Guaranty
Supplier guarantees the prompt and satisfactory performance of obligations and responsibilities under the Agreement or any Participation Agreement by its Affiliates in accordance with all the terms and conditions of the Agreement or any Participation Agreement. If a Supplier Affiliate defaults in performance of its obligations or responsibilities under the Agreement or any Participation Agreement according to their terms and conditions, Supplier shall pay to Buyer or Buyer Affiliate all damages, costs and expenses that Buyer or Buyer Affiliate is entitled to recover from the Supplier Affiliate by reason of such default. This guaranty shall continue in force until all obligations of the Supplier Affiliate under the Agreement or any Participation Agreement have been completely discharged. Supplier shall not be discharged from liability under this guaranty as long as any claim by Buyer or Buyer Affiliate against the Supplier Affiliate remains outstanding.

Agreement #4998RL1168
SOW #4904RL1344

ACCEPTED AND AGREED TO: INTERNATIONAL BUSINESS MACHINES CORPORATION		ACCEPTED AND AGREED TO: VOLTAIRE, INC.
By: /s/ Davor Cindric 11/19/04		By: /s/ Mark E. Favreau 11/18/04

Buyer Signature	Date	Supplier Signature	Date

Davor Cindric		Printed Name Mark E. Favreau

Manager, CPUs, Chipsets, Networking and Comm.		Title & Organization Executive Vice-President & General Manager, Voltaire, Inc.

Buyer Address: 3039 Cornwallis Road RTP, NC 27709		Supplier Address: 6 Fortune Drive, 3rd Floor Billerica, MA 01821-3917 USA

Agreement #4998RL1168
SOW #4904RL1344
ATTACHMENT A
MONTHLY WARRANTY ANALYSIS REPORT
Supplier Name:
Month:

Buyer				Actual	Explanation	Root Cause Analysis Action
P/N	Description	Barcode	Symptoms	Finding	Code	Taken to Fix

SUMMARY REPORT
Total Units Repaired in Current Month☐
Total Warranty Claims Received
Actual Warranty Accepted
Warranty %
High Flyers (more than ___%)	High Flyers Require a Corrective Action Plan and Date of Implementation.

EXPLANATION
CODE	DESCRIPTION
Code 03	Warranty Expired
Code 04	Missort
Code 07	Cannibalized or Missing Parts
Code 08	Warranty Product Received
Code 09	Physical Damage
Code 10	No Defect Found
Code 11	Other

Agreement #4998RL1168
SOW #4904RL1344
PRODUCT UNIQUE ATTACHMENT #1 EFFECTIVE NOVEMBER 19, 2004
1.0 PRODUCT DESCRIPTION
The Product is InfiniBand connectivity solution, including Switches and HCAs. The Product (including Product code and documentation) will be available in the following languages: English.. Additional requirements applicable to Products include the following specifications:
2.0 PART NUMBER UNIQUE TERMS

		Unit			Country of Origin		Repair
		Price	Delivery	Lead	and Complete	Warranty	Price
Buyer P/N	Description	(USD)	Term	Time	Street Address	Period	(USD)*	TAT	Yield
26K7511	Voltaire ISR 9024M	$ *	DDU	* Days	USA	*	* $	* days	100%
	with Redundant PS
26K7536	Voltaire	$ *	DDU	* Days	USA	*	* $	* days	100%
	HCA PCI-X
26K7617	HCA PCI-EX	$ *	DDU	* Days	USA	*	* $	* days	100%

*	Repair Price applies only to Products sent to Supplier for Repair which are not covered by the warranties in the Agreement.
3.0 WA FLEXIBILITY

Number of Days prior to a	Increase of Product Quantity to a WA	Cancellation of Product Quantity to a WA	Rescheduling of Product Quantity to a WA
WA Scheduled Delivery	Scheduled Delivery Date	Scheduled Delivery Date	Scheduled Delivery Date
Date	(% of WA Quantity)	(% of WA Quantity)	(% of WA Quantity)
Less than * days	*	*	*

From * days to * days	*	*	*

More than * days	*	*	*
5.0 COMMUNICATIONS
All communications between parties will be carried out through the following designated coordinators. All notices required in writing under this Agreement will be made to the appropriate contact listed below at the following addresses and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Agreement #4998RL1168
SOW #4904RL1344
5.1 Business Coordinators.

SUPPLIER		BUYER
Name	Mark Favreau	Name	Kathryn Terry
Title	EVP and GM	Title	Global Commodity Manager
Address	6 Fortune Drive, Billerica, MA 01821	Address	11400 Burnet Road, Austin, TX 78758
Phone	+1 (978) 439-5454	Phone	512-838-5646
Fax	978-439-5401	Fax	512-838-5999
E-mail	markf@voltaire.com	E-mail	klterry@us.ibm.com
5.2 Technical Coordinators.

SUPPLIER		BUYER
Name	Bob Spear	Name	Terry Duff
Title	Director of Professional Services	Title	W/W Technical Program Manager/Linux Cluster Operations Manager
Address	6 Fortune Drive, Billerica, MA 01821	Address	3039 Cornwallis Road, RTP, NC 27709
Phone	+1 (978) 439-5405	Phone	919-486-0220
Fax	978-439-5401	Fax	919-486-8228
E-mail	bobs@voltaire.com	E-mail	tduff@us.ibm.com
5.3 Legal Coordinators.
All legal notices will be sent to the following addresses and will be deemed received (a) two (2) days after mailing if sent by certified mail, return receipt requested or (b) on the date confirmation is received if sent by facsimile transmittal, to the party set forth below.

SUPPLIER		BUYER
Name	Mark Favreau	Name	Phil Gevertz
Title	EVP and GM	Title	Contracts Representative
Address	6 Fortune Drive, Billerica, MA 01821	Address	3039 Cornwallis Road, RTP, NC 27709
Phone	+1 (978) 439-5454	Phone	919-543-5859
Fax	978-439-5401	Fax (Fax notice shall be valid only when verbal confirmation of receipt is obtained.)	919-543-4253
E-mail	markf@voltaire.com	E-mail	pgevertz@us.ibm.com

Agreement #4998RL1168
SOW #4904RL1344

International Business Machines 1701 North Street Endicott NY 13760	Authorization for Electronic Funds Transfer
If Supplier’s bank is in the United States, include this form and delete the form entitled “Electronic Funds Transfer.”
You hereby authorize IBM to initiate credit entries to the account listed below in connection with agreed upon Electronic Data Interchange (EDI) transactions between our companies. You agree that such transactions will be governed by the National Automated Clearing House Association (ACH) rules. This authority is to remain in effect until IBM has received written notification of termination in such time and such manner as to afford IBM a reasonable opportunity to act on it. You also authorize the Bank listed below to verify your account information as necessary to establish the EFT. IN NO EVENT SHALL IBM BE LIABLE FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES AS A RESULT OF THE DELAY, OMISSION OR ERROR OF AN ELECTRONIC CREDIT ENTRY, EVEN IF IBM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. You are required to provide IBM prompt written notice regarding the initiation, change, or termination of any relationship in which you authorize a Third Party to receive payment from IBM on your behalf. Payments made by IBM to a Third Party you authorize within this form to accept payments on your behalf shall satisfy any payment obligation from IBM to you and shall constitute payment in full for such obligation.
This agreement shall be governed by the laws of the State of New York.

TRADING PARTNER NAME:

REMIT TO ADDRESS	This should be the remit to address shown on your invoices
Street Address / PO Box	6 Fortune Drive
City, State, Zip	Billerica MA 01821
Company Tax ID Number	52-2099223

BANKING INFORMATION	This must be a U.S. Domestic Bank to use this form
Name of Bank	Chase Manhattan Bank
Street Address / PO Box	200 E. 57th Street
City, State Zip	New York, NY 10022
Title on Bank Account**	Voltaire Inc.
(Should Read Exactly as Listed on Bank Statement)

**
If Name on Bank Account differs from Trading Partner Name, provide a description of relationship (ex: Parent/sub, factoring company, other 3rd party receivable, etc) on your company letterhead , attach documentation of this relationship , and check the box here to indicate that the other entity is an Agent of Trading Partner and authorized to accept payments from IBM on behalf of Trading Partner: [ ].

EFT INFORMATION	Obtain this information directly from your bank
Bank ABA Number:	*
(also known as Bank Routing Number)	___ ___ ___ ___ ___ ___ ___ ___ ___ (Must be 9 digit number)
Bank Account Number	*

YOUR BANK CONTACT	Person at your bank who we can contact to verify Banking information
Contact Name / Title	Name:	Title:
Contact Phone / Fax	Phone: ( )	Fax ( )

REMIT ADVICE OPTION	Check One (See instructions for help)

Remit advice sent directly to your	___ 1
EDI/Forms Exchange/WOI Mailbox	Fill in your EDI/ Forms Exchange / WOI UserID above

Remit Advice sent to your bank w/ payment	___ 2

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Agreement #4998RL1168
SOW #4904RL1344

AUTHORIZATION	Authorized Signature(MUST BE SIGNED)
Signature: /s/ Josh Siegel
Date: November 21, 2004
Name: Josh Siegel
Title: VP Finance
Phone: (972-9) 971-7666
Fax: (972-9) 971-7660
E-Mail Address: joshs@voltaire.com
A copy of a voided check is recommended to validate your EFT banking information.
Please fax this form along with a copy of a voided check to (845) 491-3399, Attentions: EFT Team.

Agreement #4998RL1168
SOW #4904RL1344
The following instructions will assist you in filling out the EFT Authorization Form accurately. These instructions are designed to prevent errors which cause delays in you EFT setup. If you have additional questions, information can be found on our internet website at http://www-1.ibm.com/procurement/proweb.nsf/ContentDocsByTitle/United+States~EFT+Process?OpenDocument&Parent=EDI+Invoicing or e-mail eftsetup@us.ibm.com.
Trading Partner Name:
This is the name of your company.
Remit To Address:
This is the address for which your invoices read “send payments to:.” This is not to be confused with your company’s physical location; however it may be the same. A rule of thumb is: Where should payments be mailed in the event a paper check needs to be cut?
Banking Information:
This is the physical location of the bank you use. If you use a branch, please supply the branch’s address in this section.
Title on Bank Account:
This should be the exact name as shown on your monthly Bank Statements. If the name (Title) on your bank account differs from your company name, we will need a written explanation on your company letterhead of the relationship between the name on the account and your company name. This letter can be faxed in along with the EFT Authorization Form.
EFT Information:
We recommend that you obtain this information directly from you bank. The information needed is the Routing/ABA# (American Banking Association) of your bank, and your company’s individual Account #. When asking the bank for this information, let them know that IBM intends to send EFT payments to you account using the ACH (Automated Clearing House). It is important to note that IBM is sending an EFT payment through the ACH, we are not sending a Wire payment. Wire payments and EFT payments are not the same. For additional backup, we recommend that you send a copy of a voided check along with the EFT Form.
Bank Contact:
This should be an employee of your bank whom IBM can contact to verify that the banking information supplied is correct.
Remit Advice Option:
This determines where IBM sends your remittance advice for payments that are sent electronically. IBM offers two options:
Option 1 : You must be an EDI / Forms Exchange (FOX) / WOI enabled supplier to use this option. IBM will electronically send your remittance to your EDI/FOX/WOI in-box. You will normally receive your remittance advice 1 to 2 days prior to the date the funds will be available in your account. Please provide your EDI/FOX/WOI mailbox / userid in the space to the right of the option 1 check-box. Option 1 is recommended for all EDI/FOX/WOI users.
Option 2 : IBM will electronically send your remittance to your bank along with the payment. When choosing this option you will need to set up an agreement with your bank for them to forward you this information. (IBM will be sending the payment and remittance advice in an X-12 820 CTX file via the ACH).
Signature / Company Contact:
The form must be signed by someone in your company who has the authorization to permit IBM to electronically send payments to your company’s bank account. Please provide all the requested information for this individual.
International Business Machines Corporation
1701 North St.
Endicott, NY 13760

Agreement #4998RL1168
SOW #4904RL1344
If Supplier’s bank is outside the United States, include this form and delete the form entitled “Authorization for Electronic Funds Transfer Form.”
ELECTRONIC FUNDS TRANSFER
Accounts Payable cannot accept faxed materials to enable an Electronic Funds Transfer (EFT) setup for payments to banks outside the United States. Please PROVIDE the following information on your company letterhead/stationery in order to authorize IBM to begin payments via electronic transfer:
1.	Invoice name and address remit to data must match the information provided by you on your letterhead/stationery.

2.	Remittance detail will be mailed to the address listed at the time of payment.

3.	Payment will begin only after the information supplied by you can be verified.

4.	This request must be original and air-mailed to the following address:
IBM National Accounts Payable Services
1701 North Street, Bldg. 250-1, Dept., G6L
Endicott, NY 13760 USA
ATTN: Lynn Ward, EFT — Set Up
REQUIRED INFORMATION: (Original, typed on your company letterhead/stationery)
1.	Supplier name and remit to address (which is on your invoices).

2.	Supplier contact name / telephone number / fax number / Internet id, if applicable.

3.	Supplier bank name and address.

4.	Supplier bank account number.

5.	Bank contact name / telephone number / fax number.

6.	Name of IBM Buyer.

7.	IBM purchase order number, if there are multiple purchase order numbers, provide at least one number.

8.	Is a paper check acceptable until the electronic payment process has been completed? YES or NO

9.	If you have an IBM Remit Supplier number, include it in your response.
DO NOT MAIL THIS INFORMATION WITH INVOICES YOU SEND TO IBM. Mail the above information separately to the address noted above.
NOTE: IF, IN THE FUTURE, ANY ALTERNATIONS TO THE INFORMATION IS NECESSARY, ONCE IT IS VERIFIED, YOU MUST REPEAT THE REQUIREMENTS ABOVE AND RE-SEND THE REVISED INFORMATION TO THE ADDRESS NOTED ABOVE. THE REVISED INFORMATION WILL THEN NEED TO BE REVERIFIED WITH THE BANK(S) INVOLVED. IF THE INFORMATION CHANGES, ACCOUNTS PAYABLE WILL NOT BE AWARE OF IT UNLESS YOU INFORM US BY PROVIDING THE REVISED INFORMATION ON YOUR LETTERHEAD/STATIONERY
For payment inquiries older than thirty (30) days, call: Global Accounts Payable Service Center at 607-429-4848. Internal calls can be made to 8-620-4848.

IBM Proposal

		IBM			DDP	DDP	DDP
Products	Voltaire P/N	P/N	List	IBM Cost	Guadalajara	Shenzhen	Greenock	Discount
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*

Includes Shipping cost and Insurance
Excludes Duties and taxes that should be on there account
Not Special Export charges are required
HCA minimum shipment is 10 units
PowerSupply minimum shipment is 5 units
RallKit minimum shipment is 5 units
ConsoleKit minimum shipment is 5 units

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.